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                                     EXHIBIT 6.3

THIS AGREEMENT made effective the 31st day of December 1998.

BETWEEN:

          4-12 Electronics Corporation a corporation incorporated under the laws of Manitoba and having its business offices at # 17 - 1421 St. James St., Winnipeg, Manitoba, R3H OY9 (hereinafter called the "Vendor")

                                                              OF THE FIRST PART
AND:

          MDU COMMUNICATIONS INC., a corporation incorporated under the laws of Canada and having its business offices at #108 - 11951 Hammersmith Way, Richmond, BC, V7A 5H9 (hereinafter called the "Purchaser")

                                                              OF THE SECOND PART
WHEREAS:

A. The Vendor carries on a business of satellite television distribution to multiple dwelling units (the "Business") and in connection therewith has verbal and written contractual arrangements (the "Contracts") with suppliers and a number of owners and managers of multiple dwelling units ("MDU's) to supply monthly satellite television services to their buildings which Contracts are listed and described in Schedule A hereto;

B. The Vendor owns, leases and licenses certain equipment and satellite reception facilities (collectively referred to herein as the "Equipment") all as listed and described in Schedule B to this Agreement which Equipment is located on or about the MDU's with which it has contractual arrangements;

C. The Equipment, together with the equipment owned or operated by customers constitutes all the necessary equipment for the proper and effective delivery of monthly satellite television services to customers of the Vendor; and

D. The Vendor has agreed to sell the Assets (as hereinafter defined), including the goodwill of the Business and the Purchaser has agreed to buy the same on the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the promises, covenants and agreements hereinafter set forth, the parties hereto covenant and agree, represent and promise as follows:

     PURCHASE AND SALE

1. Subject to the terms and conditions of this Agreement and based on the warranties and representations herein contained, the Vendor agrees to sell and the Purchaser agrees to


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purchase the assets constituting the Business including, but without limiting the foregoing:

     (a) The goodwill of the Business, together with the exclusive right to the Purchaser to represent itself as being the successor to the Business in continuation of and in succession to the Vendor.

     (b) The Contracts with "Full Cable Service" subscribers and "Discretionary Cable Service" subscribers more particularly described in Schedule A attached hereto and all income and other monies flowing therefrom.

     (c) The Equipment more particularly described in Schedule B attached hereto.

     (the assets referred to above are collectively referred to herein as the "Assets").

PURCHASE PRICE

2. The purchase price of the Assets shall be the sum of Two Hundred Thousand Dollars ($200,000) (the "Purchase Price") allocated as follows:

          Contracts                               $157,085
          Equipment                                $42,915
          Other                                          0

3.   The Purchaser will pay the Purchase Price as follows:

     (a) The sum of One Hundred Seventy Five Thousand Dollars ($175,000) shall be paid by negotiable cheque at the Closing of this Agreement or by wire transfer to counsel for the Vendor, Aikins MacAulay & Thorvaldson, in trust for the Vendor.

     (b) The balance of Twenty Five Thousand ($25,000) shall be paid sixty (60) days after Closing provided that the Vendor has complied in all respects with this Agreement and the Vendor has not breached any of the Vendor's representations or warranties. If the Vendor has not complied in all respects with this Agreement or the Vendor has breached any of its covenants, representations or warranties hereunder, the Purchaser may, at its discretion and in addition to any other remedies it may have against the Vendor, set off the amount of damages arising from such non-compliance or breach against the balance of the Purchase Price.

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

4. The Vendor hereby represents and warrants to the Purchaser as follows, with the intent that the Purchaser shall rely thereon in entering into this Agreement, and concluding the purchase and sale contemplated herein:

     (a) The Vendor is a corporation duly organized and validly existing in good standing under the laws of the Province of Manitoba, and has the power, authority and


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          capacity to enter into this Agreement and to carry out the transactions contemplated hereby, all of which have been validly authorized by all corporate proceedings;

     (b) The completion of the transactions contemplated hereby will not constitute a breach by the Vendor of any statute, by-law, or regulation of its Memorandum, Articles, or By-laws, or of any contract or agreement to which it is a party, or by which it is bound, or which would result in the creation of any lien, encumbrance or other charge on any of the Assets;

     (c) The Vendor has good and marketable title to the Assets, free and clear of all liens, mortgages, encumbrances, equities or claims of every kind and nature whatsoever and can assign such Contracts or licenses or leases of Equipment as are required to be assigned to the Purchaser without any consent or approval or where such consent or approval is required it will be obtained on or before Closing;

     (d) All Equipment comprised in the Assets are in normal operating condition and in a state of reasonable maintenance and repair;

     (e) The financial information contained in Schedule C attached hereto is the Full Cable & Excel Billing Report (the "Report") which describes the income generated from subscribers and expenses associated therewith and constitutes a full, complete and true financial report of the Business and the income and expenses incurred in connection therewith. The Report has been prepared in a manner consistent with previous reports;

     (f) The Vendor is not aware of any facts or circumstances, which would cause the Report to be untrue in any way or which would adversely effect or impact on the financial affairs or net revenue of the Business or otherwise diminish the value of the Assets to the Purchaser;

     (g) The Vendor is not in default of any term, condition or provision of any of the leases or licenses of the Equipment and the Contracts and all such leases or licenses of the Equipment and the Contracts are in good standing;

     (h) The Vendor is not aware of any programmers with which it has business relationships which are considering terminating, reviewing or changing its relationship with the Vendor or their pricing to the Vendor;

     (i) The Vendor is not aware of any customers with which it has business relationships which are considering terminating, reviewing or changing its relationship with the Vendor or contesting the pricing of services provided by the Vendor;

     (j) The Vendor is not a party to any collective bargaining agreement or other agreement with a trade union by which the Purchaser will be bound by virtue of the purchase of the Assets;


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     (k)  Neither the execution and delivery of this Agreement, nor the completion of the purchase and sale contemplated herein will:

          (i) violate any of the terms and provisions of any order, statute, by-law, regulation, covenant or restriction applicable to the Vendor, the Business or any of the Assets;

          (ii) give any person the right to terminate, cancel or remove any of the Assets; or

          (iii) result in any fees, duties, taxes (other than Provincial Sales
                Tax), assessments or other amounts relating to any of the Assets becoming due or payable by the Purchaser;

     (l) The Vendor owns and possesses and has a good and marketable title to the Assets free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances and other claims whatsoever and the Vendor has good and sufficient right, power and authority to transfer to the Purchaser the legal beneficial title to and ownership of all the Assets, free and clear of all mortgages, liens, charges, pledges, security interest, encumbrances, or claims of every nature and kind whatsoever;

     (m) All governmental licenses and permits required for the conduct of the Vendor's Business and the uses to which the Assets have been put, have been obtained and are in good standing and such conduct and uses are not in breach of any statute, by-law, regulation, covenant, restriction, plan or permit;

     (n) The Vendor is not a "non-resident person" within the meaning of that phrase in Section 116 of the INCOME TAX ACT (Canada);

     (o) The Vendor has no indebtedness to any person, firm or corporation which by operation of law or otherwise might now or hereafter constitute a lien, charge or encumbrance upon any of the purchased Assets;

     (p) The Vendor has paid all excise, sales, business and property taxes and all other rates, charges, assessments, levies and duties of whatsoever nature and kind to be required by law insofar as they are due and payable insofar as they affect the Assets;

     (q) The Vendor is not a party to or threatened by any proceedings, litigation or investigations which involve the possibility of materially or adversely affecting the financial condition of the Business, the Assets or the ability of the Vendor to complete the transaction contemplated by this Agreement; and

     (r) No representation or warranty by the Vendor in this Agreement nor any statement or certificate furnished or to be furnished pursuant to this Agreement or in


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          connection with the transactions herein contemplated knowingly contains or will knowingly contain any untrue statement of fact or knowingly omits to state or will knowingly omit to state any fact necessary in order to make the statements herein and therein not misleading.

5.   The Vendor covenants and agrees:

     (a) To use its best efforts in assisting the Purchaser in an orderly transition of the Business and the transfer of the Assets to the Purchaser including but not limited to:

          (i) Reviewing and informing the Purchaser with respect to the financial affairs; record keeping; status of contracts and maintenance thereof and the billing of and cut-off procedures and timelines regarding billing periods of customers and provision of services to the customers of the Business all of which are necessary to maintain the Business and the income generated therefrom;

          (ii) Carryover of existing rates from the programmers which provide services to the Vendor; and

          (iii) Notifying all customers of the Vendor of this purchase and sale.

     (b) To take or cause to be taken all proper steps, actions and corporate proceedings on its part (including the approval of the sale by the shareholders of the Vendor if required) to enable it to vest a good and marketable title in the Purchaser to the Assets, free and clear of all liens, mortgages, encumbrances, equities or claims of every nature and kind whatsoever, and shall deliver on the Closing Date such deeds of conveyance, bills of sale, transfers, assignments and consents (including consents by creditors of the Vendor, if required) and consents to the transfers of licenses, leases, leasehold properties, contracts and rights as the solicitor for the Purchaser may reasonably require;

     (c)  To deliver possession of the Assets to the Purchaser on Closing;

     (d) Both before and after the Closing Date, the Vendor will, execute and do all such further deeds, acts, things and assurances as may be requisite in the opinion of the solicitors for the Purchaser for more perfectly and absolutely assigning, transferring and assuring to and vesting in the Purchaser title to the Assets free and clear of all liens, mortgages and encumbrances, equities or claims of every nature and kind whatsoever, save as aforesaid;

     (e)  At the Closing, to deliver to the Purchaser:

          (i) all books, records, contracts, memoranda and documents relating to the Assets;

          (ii)  all business leads;


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          (iii) full and complete itemization of all specifications and information in the possession or control of the Purchaser relating to the Assets.

INDEMNIFICATION

6. The Vendor shall indemnify and hold harmless the Purchaser and all of its servants, employees and agents, from any and all actions, causes of actions, suits, proceedings, demands, assessments, judgments, damages, deficiencies, costs and legal and other expenses resulting from any breach of warranty, misrepresentation or non-fulfilment of any covenant on the part of the Vendor under this Agreement and from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Purchaser hereunder.

7. The Purchaser shall indemnify and hold harmless the Vendor and all of its servants, employees and agents, from any and all actions, causes of actions, suits, proceedings, demands, assessments, judgments, damages, deficiencies, costs and legal and other expenses resulting from the purchase of the Assets under this Agreement and the operation of the business following the closing of this Agreement.

PURCHASER'S CONDITIONS

8. Notwithstanding anything herein contained, the obligation of the Purchaser to complete the purchase hereunder shall be subject to the following conditions:

     (a) The representations and warranties of the Vendor contained in this Agreement shall be true on and as of Closing;

     (b) All of the covenants and agreements of the Vendor to be performed on or before Closing pursuant to the terms of this Agreement shall have been duly performed;

     (c) No substantial loss or destruction of or damage to any of the Assets shall have occurred on or before Closing;

     (d) The Vendor shall deliver to the Purchaser on or before Closing certified copies of Resolutions of the Directors and Shareholders of the Vendor, if required, authorizing the sale of the Assets in form and substance satisfactory to the solicitor for the Purchaser;

     (e) The Purchaser shall have received from its solicitor an opinion to the effect that a good and valid title to the assets is vested in the Purchaser free and clear of all liens, encumbrances, equities or claims of every nature or kind, (such solicitor may for the purpose of such opinion rely on a certificate of an officer or officers of the Vendor to any fact relevant to title); and

     (f) That on or before the Closing Date no federal, provincial, regional or municipal government or any agency thereof shall have enacted any statute or regulation or


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

          announce any policy that will materially or adversely effect the Business, Assets or the right of the Purchaser to the full enjoyment of the Assets.

     The foregoing conditions are for the sole and exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser.

GENERAL PROVISIONS

9. The parties agree to complete and file the required elections under the provisions of the GOODS AND SERVICES TAX ACT of Canada (GST) in the prescribed form and time and take such steps necessary to make this transaction exempt from the payment of GST.

10. The Assets shall be at the risk of the Vendor up to Closing and shall be at the risk of the Purchaser on and after Closing.

11. All the representations, warranties, covenants and agreements of the Vendor contained in this Agreement shall survive the Closing Date and the payment of the Purchase Price.

12.  Time shall be of the essence of this Agreement.

13. It is understood and agreed that the purchase shall be deemed to have taken effect after the close of business on December 31, 1998 and all purchases and sales as of and from that date shall be deemed to have been conducted for and on behalf of the Purchaser. The closing shall take place at the offices of the Purchaser's solicitors, Wilson Danderfer Banno & Mitchell, Vancouver, British Columbia at 2:00pm (Vancouver time) on December 31, 1998 (referred to as "Closing" or the "Closing Date").

14. Any monies collected by the Purchaser with respect to accounts owing to the Vendor after Closing shall be endorsed over to the Purchaser or deposited by the Vendor to an account at the banking institution in favour of the Vendor in accordance with the directions of the Purchaser.

15. Any notice required or permitted to be given hereunder may be effectively given by prepaid registered post addressed as follows:

If to the Vendor:

     4-12 Electronics Corporation
     #17 - 1421 St. James St.,
     Winnipeg, Manitoba, R3H OY9
     Attention: Chris Nelson, CEO
     Fax: 204   Tel: 204

If to the Purchaser:

     MDU COMMUNICATIONS INC:
     #108 - 11951 Hammersmith Way,


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     Richmond, BC, V7A 5H9
     Attention: Doug Irving, Secretary
     Fax: 604 277-8301   Tel: 604 277-8150

     or at such other address as may from time to time be notified in writing by any of the foregoing. Any such notice, request, demand or other communication shall be deemed to have been given and received, if delivered by hand, on the day delivered and, if mailed, on the second day (excluding holidays) after it has been posted as aforesaid at any postal station in British Columbia provided that if mailed, should there be at the time of mailing or between the time of mailing and the actual receipt of notice, a mail strike, slowdown or other dispute which might affect the delivery of such notice by the mails, then such notice shall only be effective when actually delivered. For the purpose of this paragraph the term "holiday" shall have the same meaning as set out in the Interpretation Act (B.C.).

16. This Agreement shall enure to the benefit of and be binding upon the parties hereto, their respective heirs, executors, administrators, successors and assigns.

17. This Agreement once signed may be delivered and received in facsimile form, which shall be deemed an original together with any counterparts, which may also be delivered and received, in facsimile form.

IN WITNESS WHEREOF the parties hereto have hereunto affixed their respective corporate seals in the presence of their duly authorized signing officers and have affixed their respective hands and seal the day and year first above written.

4-12 Electronics Corporation:

Per: /s/ Chris Nelson
    -----------------------------
     Authorised Signatory


MDU COMMUNICATIONS INC:

Per: /s/ Sheldon Nelson
    -----------------------------
     Authorised Signatory


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